Exhibit 10.28

Today’s date: October 11, 2006

SEPARATION AGREEMENT, RELEASE AND WAIVER

THIS AGREEMENT IS by and between Dean E. Cherry (“Employee”) on behalf of himself, his agents, representatives, heirs, executors, attorneys, administrators, assigns and anyone claiming through him, and R.R. Donnelley & Sons Company, its subsidiaries, affiliates, predecessors, successors and assigns (the “Company” or “RR Donnelley”) in connection with Employee’s termination of employment with the Company.

IN CONSIDERATION OF the payments, covenants, obligations and promises set forth in this agreement (the “Separation Agreement”) and pursuant to the terms of the employment letter between Employee and the Company dated November 5, 2002 (as such letter was further amended on December 13, 2002, October 3, 2003 and April 29, 2005, the “Letter Agreement”) Employee and the Company agree as follows:

1.	Date of Separation Agreement. This Separation Agreement is entered into on this date of October 11, 2006.

2.	Separation Date. Employee agrees that he shall be separated from employment with the Company effective as of October 31, 2006 (the “Separation Date”). Employee will be relieved of the duties as Group President, Integrated Print Communications & Global Solutions and as an officer of the Company and its subsidiaries effective as of that date. Employee’s last day in office will be October 11, 2006.

3.	Representations. Employee agrees that he is not aware of any fraudulent or other misconduct at the Company related to the Company’s financial statements, audit or accounting procedures, internal control functions, or otherwise and represents that he has not complained of or reported any such issues to anyone within or outside of the Company.

4.	Cooperation with Transition. Through the Separation Date, Employee agrees to fully cooperate with the orderly transfer of his responsibilities as the Company may direct. Employee further agrees to make himself reasonably available even after his employment with the Company ends, upon reasonable notice from the Company in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of such matters. Employee understands that the Company will reimburse Employee for all reasonable, documented out-of-pocket expenses he incurs, in accordance with the Company’s normal policies and practices in complying with the obligations of this provision. In the event Employee is asked to provide services after the 18-month anniversary of the Separation Date, the Company agrees to compensate Employee for such services at a reasonable rate.

5.	Return of Company Property. Employee agrees to return to the Company prior to the Separation Date, all Company documents, files, electronic information, equipment, and other property currently in Employee’s possession and all Company property in Employee’s possession, including notebooks, reports, manuals, programming data, listings and materials, engineering or patent drawings, patent applications, any other documents, files or materials which contain, mention or relate to Confidential Information (as defined below), and all copies and summaries of such materials, whether in human- or machine-readable-only form, that Employee has. Employee also agrees to promptly transfer to the Company any and all subscriptions, season tickets and memberships (except as otherwise provided in this Separation Agreement) currently in Employee’s name that are paid for by the Company.

6.	Confidential Information

a.	Definition of Confidential Information. Employee agrees that the confidentiality obligations set forth in the Company’s policies shall continue in full force and effect from and after the date hereof. In addition, Employee realizes that his/her position with the Company created a relationship of high trust and confidence with respect to Confidential Information owned by the Company, its customers or suppliers that may have been learned or developed by Employee while employed by the Company. For purposes of this Agreement, “Confidential Information” means all information that meets one or more of the following three conditions: (a) it has not been made available generally to the public either by RR Donnelley or by a third party with RR Donnelley’s consent, (b) it is useful or of value to RR Donnelley’s current or anticipated business or research and development activities or those of a customer or supplier of RR Donnelley, or (c) it either has been identified as confidential to Employee by RR Donnelley (orally or in writing) or it has been maintained as confidential from outside parties and is recognized as intended for internal disclosure only. Confidential Information includes, but is not limited to, “Trade Secrets” to the full extent of the definition of that term under Illinois law. It does not include “general skills, knowledge and experience” as those terms are defined under Illinois law.

b.	Examples of Confidential Information. Confidential Information includes, but is not limited to: computer programs, unpatented inventions, discoveries or improvements; marketing, manufacturing, organizational research and development, and business plans; company policies; sales forecasts; personnel information (including the identity of RR Donnelley employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

c.	General Skills, Knowledge and Experience. Employee may take and use the general skills, knowledge and experience that Employee has learned or developed in Employee’s position or positions with the Company.

d.	Confidentiality Obligations. Employee will not (a) disclose, directly or indirectly, any Confidential Information to anyone outside of the Company or to any employees of the Company not authorized to receive such information or (b) use any Confidential Information other than as may be necessary to perform Employee’s obligations under this Separation Agreement. In no event will Employee disclose any Confidential Information to, or use any Confidential Information for the benefit of, any current or future competitor, supplier or customer of the Company, whether Employee any subsequent employer, or any other person or entity.

e.	Duration. With respect to Trade Secrets, Employee’s obligations under paragraph 6(d) shall continue indefinitely or until such Trade Secret information has been made available generally to the public either by the Company or by a third party with the Company’s consent or is otherwise not considered a Trade Secret under Illinois law. With respect to Confidential Information that is not a Trade Secret (hereinafter referred to as “Proprietary Information”), Employee’s obligations under paragraph 6(d) shall continue in duration until the first to occur of the following: (a) five years has elapsed since the Separation Date or (b) the Proprietary Information has been made available generally to the public either by the Company or by a third party with the Company’s consent.

7.	Noncompetition and Non-Solicitation of Customers and Employees.

a.

Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Separation Agreement, the positions of trust and confidence Employee occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, Employee agrees that, from the Separation Date and for 18 months thereafter, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage in any business which is competitive with any portion of RR Donnelley’s business that has more than $25 million of revenues on the Separation Date, in the geographic areas covered by such businesses. The Company agrees that Employee may, however, own stock or the rights to own stock in a company, whether or not a competitor, that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as (i) Employee’s holdings of stock or rights to own stock do not exceed 1% of the capital stock entitled to vote in the election of directors and (ii) the combined value of the stock or rights to acquire stock does not exceed Employee’s gross annual earnings from RR Donnelley.

b.	Importance of Customer Relationships. Employee recognizes that the Company’s relationship with the customers that Employee served, and Employee’s relationships with other employees, are special and unique, based upon the development and maintenance of good will resulting from the customers’ and other employees’ contacts with the Company and its employees, including Employee. As a result of Employee’s position and customer contacts, Employee recognizes that he/she gained valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information about the Company’s employees, and (iv) and other matters which Employee would not otherwise have known and which is not otherwise readily available. Such knowledge is essential to the business of RR Donnelley and Employee recognizes that upon Employee’s termination, the Company will be required to rebuild that customer relationship to retain the customer’s business. Employee recognizes that during a period following termination of Employee’s employment, the Company is entitled to protection from Employee’s use of the information and customer and employee relationships with which Employee has been entrusted by the Company during his/her employment.

c.	Nonsolicitation of Customers. Employee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company. Accordingly, Employee agrees that he/she shall not, for a period of 18 months from the Separation Date, directly or indirectly, either on Employee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services the Company provided or offered while Employee was employed by the Company to any customer or prospective customer of the Company (i) with whom Employee had direct contact during the last two years of his/her employment with the Company or about whom Employee learned confidential information as a result of Employee’s employment with the Company or (ii) with whom any person over whom Employee had direct supervisory authority at any time had direct contact during the last two years of Employee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

d.

Nonsolicitation of Employees. Employee shall not for a period of 18 months from the Separation Date, either directly or indirectly solicit, induce or encourage any RR Donnelley employee(s) to terminate their employment with the Company or to accept employment with any other employer, nor shall Employee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with an employee of the Company employee relating to possible employment, (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment with RR Donnelley and accept employment with any other employer, or (iii) referring RR Donnelley employees to personnel or agents employed by competitors, suppliers or customers of RR Donnelley.

e.	Geographic Scope. Employee understands that the Company has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. Employee therefore agrees that his/her obligations under paragraph 7 shall extend worldwide.

f.	Remedies. Employee acknowledges that in the event of a breach or threatened breach of Employee’s obligations hereunder, the Company will be irreparably harmed and shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of my obligations, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of these provisions. Nothing in this Separation Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of these provisions, including the recovery of damages.

8.	Payments and Benefits. In consideration for signing this Separation Agreement and signing the Release attached hereto as Exhibit A and not revoking either document within the applicable revocation periods, and provided that Employee is in compliance with all of the terms of and conditions of the Separation Agreement and has not breached Employee’s obligations hereunder, Employee will receive the following separation benefits.

a.	Separation payments totaling $1,825,200, payable $608,400 on the date which is six months and one day after the Separation Date and the remaining $1,216,800 payable in semi-monthly installments of $50,700 over the following 12 months (so that all payments will be made within 18 months after the Separation Date).

b.	All 65,800 unvested restricted stock units and 11,812 unvested restricted shares held by Employee will fully vest on the Separation Date and the

126,000 vested stock options will remain exercisable for the period specified in the stock option award agreement or underlying equity plan.

c.	All amounts due Employee in respect of the 25,000 Company Performance Unit Awards held by Employee pursuant to the Employee Performance Unit Award (2004 PIP) dated March 25, 2004 and modified and clarified on March 24, 2005 (as modified, the “PSU Award Agreement”), will be calculated as if Employee had remained employed through the date of payment, except as follows: the measurement date for purposes of calculating the number of shares of Company common stock payable (1) in respect of the performance units that are linked to Cost Savings (as defined in the PSU Award Agreement) will be the Separation Date and (2) in respect of the performance units that are linked to Normalized Earnings Per Share (as defined in the PSU Award Agreement) will be March 31, 2007. Payment of the Company Performance Unit Awards will be made at the time payment is made to other holders of the Company performance unit awards.

d.	A lump sum payment of $55,384.62 in lieu of all accrued but unused vacation as of the Separation Date.

e.	An additional lump sum severance payment in the amount of $720,000.00, payable six months and one day after the Separation Agreement, subject to the Company achieving its 2006 Earnings per Share goal.

f.	Employee’s short-term and long-term disability, group life insurance, accidental death and dismemberment insurance and FSA coverage will end on the Separation Date. Employee will have the option to continue group life insurance coverage by converting to an individual policy by applying through the life insurance carrier (Minnesota Life) within 30 days of the Separation Date. The Company will continue payment of premiums on Employee’s supplemental executive life insurance policy and supplemental executive disability insurance policy for a period of 18 months following the Separation Date.

g.	A COBRA premium subsidy for a period of 18 months, as follows: During the initial 12-month period, the Company will invoice Employee for the employee portion of COBRA coverage. Employee must pay the Company’s invoices in a timely manner in order to continue COBRA coverage. Subsequently, during the remaining 6 months of COBRA coverage, the Hewitt Benefits Center will invoice Employee for the full COBRA premium (not just the employee portion). Employee must submit monthly payments to Hewitt for the premium, and must submit proof of such payments to the Company. Upon receipt of proof of payment, the Company will reimburse Employee for all but the employee portion of the monthly premiums.

h.	The Company will provide Employee with outplacement services consistent with such services provided to other departing Company employees at Employee’s level, up to a maximum expenditure of $20,000. Employee must contact Andrew Panega, Senior Vice President of Human Resources, to initiate the outplacement process.

i.	The Company will reimburse Employee for tax and financial planning services in accordance with past practice incurred during the 18-month following the Separation Date, up to a maximum expenditure of $18,000.

j.	The Company agrees to provide Employee with either (i) access to a club membership which is similar to Employee’s currently provided club membership during the 18-month period following Separation Date or (ii) a lump sum payment of $30,000 in lieu of such club membership. Employee must notify the Company of which option he elects by the Separation Date.

k.	Employee’s rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and Employee’s rights thereunder to directors’ and officers’ liability insurance coverage for, in both cases, actions as an officer of the Company shall survive the Separation Date.

l.	All payments made pursuant to this Separation Agreement shall be reduced by applicable tax withholdings. All separation payments made under this Separation Agreement shall be payable in accordance with the Company’s regular payroll practices, beginning on the first applicable paydate after the revocation period set forth in this Separation Agreement expires.

9.	Nondisparagement. Employee agrees for himself and others acting on his behalf, that he (and they) have not and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of their incumbent or former officers, directors, agents, consultants, employees, successors and assigns. Employee agrees that he shall refer all requests for employment references to Mark A. Angelson, CEO, and that, unless otherwise agreed between Employee and Mr. Angelson, Mr. Angelson shall provide only neutral information including Employee’s dates of employment, last job title, last salary, and employee benefits. Mr. Angelson (or his successor or designee) shall be the sole individual who is authorized to speak on behalf of the Company with respect to Employee. Nothing in this Section 9 shall prevent Employee from requesting personal references from other employees of the Company.

10.

Release of Claims. For and in consideration of the separation payments and other things of value to be provided pursuant to this Separation Agreement, Employee agrees, knowingly and voluntarily, that by executing this Separation Agreement that he releases and forever discharges the Company and the current and former shareholders, employees, officers, directors, benefit plans, benefit plan fiduciaries, benefit plan administrators, consultants, representatives and agents thereof, of and from any and all claims, liabilities, demands or causes of action known and unknown, that Employee has had or now has, arising through the date of this Separation Agreement, with respect to any and all of the following, except Employee does not hereby waive any claims that cannot be waived under applicable law. This Separation Agreement does not waive or otherwise impair any vested rights Employee may have under the terms of any tax-qualified retirement plan, stock option plan or any other equity award agreement. Employee hereby acknowledges that it is his responsibility to review any equity award agreement(s) to determine termination dates of his rights thereunder.

a.	claims against the Company based upon the common law, including but not limited to, emotional distress; injury to personal reputation; defamation (including libel or slander); invasion of privacy; denial of employment in contravention of common law or any federal, state, local or public policy, law or regulation;

b.	claims against the Company based upon any alleged written or oral employment agreement (including the Letter Agreement), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Employee and the Company;

c.	claims against the Company based upon alleged violation(s) of any statute, regulation, or ordinance, whether federal, state or local, or based on any other federal, state or local law, including but not limited to, any and all claims under the Americans with Disabilities Act, 42 U.S.C. § 12101 (including the Older Workers Benefit Protection Act), et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991, P.L. 102-166, 105 Stat. 1071, et seq.; 42 U.S.C. § 1981; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Equal Pay Act, 29 U.S.C. § 206(d), et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Sarbanes Oxley Act of 2002, 18 U.S.C. § 1514, et. seq.; and any other federal, state, or local laws touching upon the employment relationship;

d.	claims against the Company based upon the U.S. Constitution or any state constitution; and

e.	claims against the Company based upon any theory of alleged equitable entitlement to relief.

11.	Inquiry. In the event any third party inquires about Employee’s employment or separation from employment with the Company, Employee agrees to respond that Employee was treated fairly by the Company, its affiliates and subsidiaries.

12.	Nonadmission. This Separation Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Employee. The Employee acknowledges and understands that the Company denies that it has engaged in any wrongful activity whatsoever in connection with the Employee.

13.	Employee Acknowledgements. By signing this Separation Agreement Employee expressly acknowledges and agrees that:

a.	Employee has read and fully understands the terms of this Separation Agreement;

b.	Employee acknowledges and agrees that the payments, benefits and/or other things of value provided pursuant to this Separation Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to Employee, monetarily or with respect to employee benefits, COBRA subsidies, perquisites or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement (including the Letter Agreement), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Employee and the Company; and (ii) exceed any payment, benefit, or other thing of value to which Employee might otherwise be entitled under any employment agreement, policy, plan or procedure of the Company and/or any understanding or agreement between Employee and the Company;

c.	Employee understands that (i) this Separation Agreement sets forth the entire agreement between us, and fully supersedes any prior agreements or understandings between the parties; and (ii) this Separation Agreement constitutes a release by Employee of all claims, known and unknown, which relate to Employee’s employment or separation from employment;

d.	The Company has hereby advised Employee to consult an attorney prior to signing this Separation Agreement;

e.	Employee has had adequate opportunity to request, and has received, all information Employee needs to understand this Separation Agreement and, in accordance with the Older Workers Benefit Protection Act, has been offered at least 21 days to consider the terms of this Separation Agreement, and Employee agrees that any modifications, material or otherwise, made to this Separation Agreement shall not restart or affect in any manner the original 21 day consideration period;

f.	Employee has knowingly and voluntarily entered this Separation Agreement, without any duress, coercion or undue influence by anyone.

14.	Severability. If any provision contained in this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provisions shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such provisions shall not be affected thereby; provided, however, that if any provision is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provisions will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

15.	Remedies Upon Breach. Employee acknowledges that all the provisions of this Separation Agreement are reasonable and necessary and narrowly tailored to protect the Company’s legitimate protectable interests in its Confidential Information, work force and customer, supplier and vendor relationships. In the event Employee breaches any obligation under this Separation Agreement (other than a breach which is both de minimus and inadvertent and that is promptly cured by Employee upon notice from the Company), the Company will be entitled to terminate any remaining separation payments to Employee, recover from the Employee any equity vesting that occurred in connection with this Separation Agreement, recover from Employee the full amount of past separation payments made by the Company to Employee for periods after the breach, and to obtain all other relief provided by law or equity. Employee agrees that, if the Company is required to take any legal action to enforce Employee’s obligations under this Separation Agreement for any reason, Employee shall be responsible for all costs incurred by the Company to enforce Employee’s obligations thereunder including, without limitation, reasonable attorneys fee and expenses. Since a breach of this Separation Agreement may not be compensated adequately by money damages, Employee agrees that the Company shall be entitled, in addition to any other remedy available to it, to an injunction restraining an actual or threatened breach of this Separation Agreement and Employee consents and agrees to the issuance of such an injunction. Employee does hereby waive any proof that such breach will cause irreparable injury to the Company or that the Company has no adequate remedy at law. In any proceeding, either at law or in equity, between the parties, Employee agrees that he shall not be entitled to raise as a defense either: (1) that the period of time or the nature of the restrictions are unfair, unnecessary or unreasonable, or (2) that anything in this Separation Agreement is in restraint of trade. In addition, Employee agrees to repay to the Company any payments received under this Separation Agreement prior to filing any lawsuit challenging the validity of the Separation Agreement. The release and waiver provisions shall continue and be in effect after the Company’s acceptance of any repayment by Employee.

16.	Notices. All notices or communications under this Separation Agreement must be in writing, addressed; (i) if to the Company, to the attention of the Senior Vice

President, Human Resources, 111 South Wacker Drive, Chicago, IL 60606-4301 and (ii) if to Employee, at Employee’s last known address (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication shall be delivered by fax (with proof of transmission), by hand or by courier (with proof of delivery). Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above and the third business day after the actual date of mailing shall constitute the time at which notice was given.

17.	Revocation Period. During the seven days after Employee signs this Separation Agreement, Employee may revoke it by giving written notice to the Company, in which event this Separation Agreement will not go into effect. This Separation Agreement will become effective on the eighth day, however, if the last day of the revocation period is a Saturday, Sunday or legal holiday in the State of Illinois, then the revocation period shall not expire until the next business day.

18.	Entire Agreement. Except as specified herein, this Separation Agreement and its Exhibits constitute a single, integrated written contract expressing the entire agreement between Employee and the Company and it supersedes any and all other agreements between Employee and the Company, including but not limited to, those set forth in the Company’s policies. This Separation Agreement may not be modified except by written, signed agreement executed by Employee and the Company.

19.	Arbitration and Governing Law. Except with respect to any actions by the Company to enforce its rights under Section 7 of this Separation Agreement, any controversy or claim arising out of or relating to Employee’s employment with or termination of employment with the Company, this Separation Agreement or the breach of this Separation Agreement that cannot be resolved by Employee and the Company, shall be determined by a single arbitrator in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator, which shall be set forth in a reasoned opinion, detailing findings of fact and conclusions of law, shall be final and binding and may be entered in any court of competent jurisdiction. Any expenses of the arbitrator shall be shared equally by the parties. Except as required by law, neither party nor the arbitrator may disclose the existence, consent or results of any arbitration hereunder without the prior written consent of both parties. This Separation Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof. In the event of any dispute hereunder the parties hereby consent to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in the District of Illinois, and the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and the parties agree not to plead or claim the same.

20.	Assignment and Successors in Interest. Employee understands and agrees that the Company’s rights and obligations under this Separation Agreement shall inure to the benefit of and shall be binding on any successor in interest and that the Company may, at any time and without further action by Employee, assign this Separation Agreement to any affiliate of the Company or to a purchaser or transferee of all or a substantial part of the Company’s assets. Employee understands and agrees that he may not assign any rights or transfer any obligations he has under the Separation Agreement. Upon Employee’s death, any remaining obligations of the Company shall be paid to Jacqueline G. Cherry or such other beneficiary legally designated by Employee.

21.	Execution. This Separation Agreement may be executed in counterparts, and any such executions will be held as if both the Company and Employee had signed the same, original document.

22.	Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) so as not to subject Employee to the payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent applicable, Employee and the Company agree to interpret this Agreement in a manner consistent with Section 409A to prevent Employee being subject to the payment of interest or any additional tax under Section 409A.

AGREED AND ACCEPTED:

/s/ Dean E. Cherry
Dean E. Cherry

Acceptance Date: October 11, 2006

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Andrew B. Panega
Name: Andrew B. Panega
Title: SVP, Human Resources

Receipt Date: October 11, 2006

Exhibit A

RELEASE

Dean E. Cherry, hereinafter referred to as “Releasor,” executes this Release this 31st day of October, 2006.

This Release is made in favor of R. R. Donnelley & Sons Company, 111 South Wacker Drive, Chicago, Illinois (“Donnelley”) and its current and former officers, directors, employees, partners, benefit plans, benefit plan fiduciaries, benefit plan administrators, successors, assigns, agents, divisions, parents, subsidiaries, affiliates, attorneys, and other related entities, including, but not limited to, Moore Wallace Incorporated, (“Released Parties”), on behalf of Releasor and Releasor’s heirs, executors, administrators, successors and assigns.

For and in consideration of the separation payments and other things of value to be provided pursuant to the Separation Agreement, Release and Waiver entered into between Donnelley and Employee, Employee agrees, knowingly and voluntarily, that by executing this Release he releases and forever discharges the Company and the current and former shareholders, employees, officers, directors, benefit plans, benefit plan fiduciaries, benefit plan administrators, consultants, representatives and agents thereof, of and from any and all claims, liabilities, demands or causes of action known and unknown, that Employee has had or now has, arising through the date of this Separation Agreement, with respect to any and all of the following, except Employee does not hereby waive any claims that cannot be waived under applicable law. This Separation Agreement does not waive or otherwise impair any vested rights Employee may have under the terms of any tax-qualified retirement plan, stock option plan or any other equity award agreement. Employee hereby acknowledges that it is his responsibility to review any equity award agreement(s) to determine termination dates of his rights thereunder.

a.	claims against the Company based upon the common law, including but not limited to, emotional distress; injury to personal reputation; defamation (including libel or slander); invasion of privacy; denial of employment in contravention of common law or any federal, state, local or public policy, law or regulation;

b.	claims against the Company based upon any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Employee and the Company;

c.

claims against the Company based upon alleged violation(s) of any statute, regulation, or ordinance, whether federal, state or local, or based on any other federal, state or local law, including but not limited to, any and all claims under the Americans with Disabilities Act, 42 U.S.C. § 12101 (including the Older Workers Benefit Protection Act), et seq.; the Age Discrimination in

Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991, P.L. 102-166, 105 Stat. 1071, et seq.; 42 U.S.C. § 1981; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Equal Pay Act, 29 U.S.C. § 206(d), et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Sarbanes Oxley Act of 2002, 18 U.S.C. § 1514, et. seq.; and any other federal, state, or local laws touching upon the employment relationship;

d.	claims against the Company based upon the U.S. Constitution or any state constitution; and

e.	claims against the Company based upon any theory of alleged equitable entitlement to relief.

This Release shall be construed in accordance with the laws of the State of Delaware (the place of RR Donnelley’s incorporation) and construed in accordance therewith without giving effect to principles of conflicts of laws. In the event of any dispute hereunder the parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the District of Delaware, and the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and the parties agree not to plead or claim the same.

Releasor agrees that the provisions of this Release are severable, and if any part is found unenforceable, the other parts shall remain fully valid and enforceable.

In signing below, Releasor expressly acknowledges that he or she has read this Release carefully, that he or she fully understands its terms and conditions, that he or she has been advised of his or her rights and has been advised to consult an attorney prior to executing this Release, and that Releasor intends to be legally bound by the Release

RELEASOR ACKNOWLEDGES THAT HE OR SHE HAS HAD THE OPPORTUNITY TO HAVE AT LEAST 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO SIGN THIS RELEASE. RELEASOR FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN GIVEN THE RIGHT TO REVOKE THIS RELEASE BY SERVING, WITHIN A SEVEN DAY PERIOD AFTER SIGNING, A WRITTEN NOTICE OF REVOCATION. THE RELEASE SHALL BECOME EFFECTIVE ON THE EIGHTH DAY FOLLOWING ITS EXECUTION BY RELEASOR.

If Releasor revokes the Release, Donnelley and/or the Released Parties shall have no obligation under it.

IN WITNESS WHEREOF, Releasor has signed this Release at                                  (Place of execution).

(Signature of Releasor)

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